Exhibit 99

NORTHWEST BANK 401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2022 and 2021

(With Report of Independent Registered Public Accounting Firm Thereon)

NORTHWEST BANK 401(k) PLAN

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Participants of
Northwest Bank 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Northwest Bank 401(k) Plan (the Plan) as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2022 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Baker Tilly US, LLP

We have served as the Plan’s auditor since 2007.

Pittsburgh, Pennsylvania
June 21, 2023

NORTHWEST BANK 401(k) PLAN

Statements of Net Assets Available for Benefits

	December 31,
	2022	2021
Assets:
Noninterest-bearing cash	$68,543	29,512
Investments at fair value	239,548,763	286,978,229
Notes receivable from participants	3,525,435	3,555,848
Total assets	243,142,741	290,563,589
Liabilities:
Due to brokers	—	—
Net assets available for benefits	$243,142,741	290,563,589

See accompanying notes to financial statements.

NORTHWEST BANK 401(k) PLAN
Statements of Changes in Net Assets Available for Benefits

	Years ended December 31,
	2022	2021
Additions to net assets attributed to:
Net (depreciation)/appreciation in fair value of investments	$(42,854,766)	18,353,356
Dividends and interest	9,482,897	17,603,365
Net investment (loss)/income	(33,371,869)	35,956,721

Interest income on notes receivable from participants	150,577	160,631

Contributions:
Employer (net of forfeitures)	4,004,244	4,172,043
Participants	9,525,241	9,912,161
Rollovers	1,292,300	2,262,133
Total contributions	14,821,785	16,346,337
Total additions	(18,399,507)	52,463,689

Deductions from net assets attributed to:
Benefit payments to participants	29,021,341	57,641,197
Net decrease prior to transfers	(47,420,848)	(5,177,508)

Transfer from MutualBank Employee Stock Ownership and 401(k) Plan	—	38,937,911
Transfer from Sundahl & Co., Inc. Profit Sharing Plan	—	499,874
Total transfers	—	39,437,785

Net (decrease)/increase	(47,420,848)	34,260,277

Net assets available for benefits:
Beginning of year	290,563,589	256,303,312

End of year	$243,142,741	290,563,589

See accompanying notes to financial statements.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2022 and 2021

(1)                                 Description of the Plan

The following description of the Northwest Bank 401(k) Plan (the "Plan") provides only general information.  Participants should refer to the plan document for a more complete description of the Plan’s provisions.

(a)         General

The Plan is a defined contribution plan of Northwest Bank (the "Bank" or the "Plan Sponsor"), a subsidiary of Northwest Bancshares, Inc. (the "Company"), a Maryland corporation. The Company is a bank holding company headquartered in Columbus, Ohio. Effective February 8, 2021, the Mid Atlantic Trust Company became the named trustee of the Plan (the "Trustee") and is responsible for oversight of the Plan. Prior to that date, the Northwest Bank Trust Department was the named trustee of the Plan. The Investment Committee determines the appropriateness of the Plan’s investment offerings and monitors investment performance and reports to the Trustee of the Plan. Full-time and part-time employees, who are 21 or older, are eligible to contribute to the Plan as soon as administratively possible upon employment.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All Northwest Bancshares, Inc. shares held within this plan are allocated shares.

On April 24, 2020, the Company completed the merger with MutualFirst Financial Inc., the holding company for MutualBank (collectively referred to as "MutualBank"). At that time, employees previously eligible to participate in the MutualBank Employee Stock Ownership and 401(k) Plan (the "MutualBank Plan") became fully-vested participants in the Plan with prior service counted towards eligibility criteria of the Plan. During 2021, the MutualBank Plan net assets available for benefits of approximately $39.0 million were transferred into the Plan.

On December 1, 2019, Northwest Insurance Services, a wholly-owned subsidiary of the Company, completed the merger with Sundahl & Co., Inc. ("Sundahl"). At that time, employees previously eligible to participate in the Sundahl & Co., Inc. Profit Sharing Plan (the "Sundahl Plan") became fully-vested participants in the Plan with prior service counted towards eligibility criteria of the Plan. During 2021, the Sundahl Plan net assets available for benefits of approximately $500,000 were transferred into the Plan.

(b)         Contributions

Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under Internal Revenue Code (“IRC”) Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service ("IRS") ($20,500 for 2022 and $19,500 for 2021). Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit. The maximum catch-up contribution allowable by the IRS was $6,500 for 2022 and 2021.  Participants may designate all or a portion of their deferral contributions as after-tax contributions into a Roth account. Participants may also contribute amounts representing distributions from other qualified retirement plans (rollovers). Participant contributions to the Plan are recorded in the period that payroll deductions are made from the participant. Participants direct the investment of all contributions into various investment options offered by the Plan. Participants can elect to have any Company common stock dividends paid out to them in cash or have them automatically reinvested in the Company's common stock. For the years ended December 31, 2022 and 2021, $593,884 and $669,212 in dividends from Company common stock were paid to participants in cash, respectively.

Participants are eligible to receive employer matching contributions once they have completed 1,000 hours and one year of service (see also Note 8).  A year of service is defined as 12 consecutive months with at least 1,000 hours of service. The Bank matches 100% of the first 4% of the eligible bi-weekly compensation that an eligible participant contributes to the Plan. Additional amounts may be contributed at the option of the Plan’s Administrative Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service during the Plan year (see also Note 8). No discretionary contributions were made for 2022 or 2021.  Contributions are subject to certain limitations.

(c)          Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Bank's matching and discretionary contributions and Plan earnings.  Allocations are based on participant earnings, account balances or specific participant transactions, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2022 and 2021

(d)         Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  As of January 1, 2017, participants became fully vested in the Bank's matching and discretionary contributions plus earnings thereon. Participants become fully vested in Bank contributions made prior to 2017 after six years of continuous services at a graded rate of 20% per year beginning in year two.

(e)          Benefit Payments

Upon termination of service, permanent disability, retirement, or death, a participant may receive a lump sum amount equal to the value of the participant’s vested interest in their account.

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principal residence, to pay tuition or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence.  At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan. In addition, the Plan permits in-service distributions for employees who have attained age 59 1/2.

(f)           Notes Receivable from Participants

Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested balance or $50,000. The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Bank's published prime rate plus 1% at the time the loan was originated (3.50% to 8.50% at December 31, 2022).  All loans are subject to specified repayment terms and must be repaid within a five-year period.  Each participant may be eligible to take up to two loans at a time.  At December 31, 2022 and 2021, notes receivable from participants totaled $3,525,435 and $3,555,848, respectively.

(g)          Forfeitures

Forfeited non-vested account balances are used to reduce Bank contributions or pay Plan expenses.  As of December 31, 2022 and 2021, the forfeited balances available were not significant.  Forfeitures used to offset Bank contributions were $30,482 and $25,589 for the years ended December 31, 2022 and 2021, respectively.  No forfeitures were used to offset Plan expenses for the years ended December 31, 2022 and 2021.

(h)             Employer Stock Account

Voting rights with respect to Qualifying Employer Securities will be passed through to Participants. Participants will be allowed to direct the voting rights of Qualifying Employer Securities for any matter put to the vote of shareholders. Before each meeting of shareholders, the Company shall cause to be sent to each person with power to control such voting rights a copy of any notice and any other information provided to shareholders and, if applicable, a form for instructing the Trustee how to vote at such meeting (or any adjourmnent thereof) the number of full and fractional shares subject to such person's voting control. The Trustee may establish a deadline in advance of the meeting by which such forms must be received in order to be effective. Each Participant shall be entitled to one vote for each share credited to his account. If some or all of the Participants have not directed or have not timely directed the Trustee on how to vote, then the Trustee shall vote such Qualifying Employer Securities in the same proportion as those shares of Qualifying Employer Securities for which the Trustee has received proper direction for such matter.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2022 and 2021

(2)                                 Summary of Significant Accounting Policies

(a)         General

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with U.S. Generally Accepted Accounting Principals ("U.S. GAAP").

(b)         Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

(c)          Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the Plan’s investment advisors. See Note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  The Plan presents, in the statements of changes in net assets available for benefits, the net (depreciation)/appreciation in fair value of its investments, which consists of the realized gains or losses and the unrealized (depreciation)/appreciation on investments bought and sold as well as held during the year.

(d)         Distributions to Participants

Distributions to participants are recorded when paid by the Trustee.

(e)          Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts.

(f)            Notes Receivable

Notes receivable are measured at their unpaid principal balance plus accrued unpaid interest. Principal and interest is paid ratably through bi-weekly payroll deductions. Interest income is recorded on an accrual basis. Delinquent notes receivable are recorded as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2022 and 2021 as all amounts due are expected to be collected.

     (g)         Administrative Expenses

Quarterly administrative fees, loan processing fees and distribution fees are paid by participants of the Plan.  These fees are not significant and are classified within benefit payments to participants in the accompanying statements of changes in net assets available for benefits. The asset management fees, as well as other administrative expenses, are paid by the Bank and, as such, are not reflected as expenses of the Plan.

(3)                                 Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks. Market risks include global events which could impact the value of investment securities, such as a pandemic or international conflict. Due to the level of risk associated with certain investment securities, it is at least

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2022 and 2021

reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

(4)                                 Fair Value Measurements

Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis are accounted for using a three-level hierarchy of valuation technique based on whether the inputs to those valuation techniques are observable or unobservable.  This hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3). When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.

Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:

•Level 1 - Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•Level 2 - Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded.  Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•Level 3 - Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Level 3 inputs include the following:

•Quotes from brokers or other external sources that are not considered binding;
•Quotes from brokers or other external sources where it cannot be determined that market participants would in fact transact for the asset or liability at the quoted price; and
•Quotes and other information from brokers or other external sources where the inputs are not deemed observable.

The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Plan performs due diligence to understand the inputs used or how the data was calculated or derived.  The Plan corroborates the reasonableness of external inputs in the valuation process.

The following table represents the Plan’s investments measured at fair value on a recurring basis at December 31, 2022:

	Level 1	Level 2	Level 3	Total
Mutual funds	$163,743,807	—	—	163,743,807
Money market fund	9,670,655	—	—	9,670,655
Northwest Bancshares, Inc. common stock	66,134,301	—	—	66,134,301
Total assets in the fair value hierarchy	239,548,763	—	—	239,548,763
Total investments at fair value	$239,548,763	—	—	239,548,763

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2022 and 2021

The following table represents the Plan’s investments measured at fair value on a recurring basis at December 31, 2021:

	Level 1	Level 2	Level 3	Total
Mutual funds	$210,145,068	—	—	210,145,068
Money market fund	6,631,989	—	—	6,631,989
Northwest Bancshares, Inc. common stock	70,201,172	—	—	70,201,172
Total assets in the fair value hierarchy	286,978,229	—	—	286,978,229
Total investments at fair value	$286,978,229	—	—	286,978,229

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2022 and 2021.

Mutual funds - Shares of mutual funds are valued at the quoted net asset value ("NAV") of shares held by the Plan at year end. Mutual funds held by the Plan are open-end mutual funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily NAV and transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Money market fund - The money market fund is valued at the quoted NAV of shares held by the Plan at year-end.

Common stock - Investments in common stock held are valued at the quoted market price on the last business day of the year.

(5)                                 Investment Concentrations

At December 31, 2022 and 2021, the following investments, which represents ten percent or more of net assets available for benefits, were held by the Plan:

	2022		2021
	Shares	Fair value	Shares	Fair value
Northwest Bancshares, Inc. common stock	5,657,340	$66,134,301	6,273,563	$70,201,172

Mutual funds:
American Century One Choice in Retirement Portfolio R6 Class	3,057,597	26,570,514	3,567,646	38,138,135

(6)                                 Tax Status

A favorable determination letter was received from the IRS on July 13, 2016 stating that the Plan is designed in accordance with Section 401(a) of the IRC and the related trust is exempt from tax under Section 501(a) of the IRC.  Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan is qualified, and the related trust is tax exempt. Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The plan administrator believes it is no longer subject to income tax examinations for years prior to 2018.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2022 and 2021

(7)                                 Related Party and Party-In-Interest Transactions

Certain plan investments consist of shares of Company common stock and loans to participants which are secured by the balances in the participant accounts. The Bank is the Plan Sponsor and the Company is the Parent Company of the Plan Sponsor. Therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA. Certain administrative functions of the Plan are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

During 2022, the Plan purchased 165,186 shares of Company common stock at an aggregate cost of $1,803,807 and sold 759,279 shares of Company common stock for total proceeds of $8,563,904. During 2022, 22,130 shares were transferred out of the Plan to participants’ individual brokerage accounts. During 2021, the Plan purchased 2,012,474 shares of Company common stock at an aggregate cost of $20,379,731 and sold 1,017,845 shares of the Company common stock for total proceeds of $11,341,932. During 2021, 461,092 shares were transferred into the Plan from the MutualBank Plan and 420,364 shares were transferred out of the Plan to participants’ individual brokerage accounts.  Plan participants received $3,784,252 and $3,923,589 in dividends on the Company's common stock during 2022 and 2021, respectively.

(8)                                 Subsequent Events

On January 1, 2023, the Plan Sponsor amended the eligibility requirements for the employer matching contribution to completing 90 days of service, from completing 1,000 hours and one year of service. No other amendments were made to the plan.

In addition, the SECURE 2.0 Act of 2022 was signed into law on December 29, 2022. This legislation includes a vast array of provisional changes to retirement plans, becoming effective in 2023 and beyond. Plan management is evaluating the impact of the adoption and implementation of this legislation on the Plan.

Plan management evaluated subsequent events after the statement of net assets available for benefits date of December 31, 2022 and prior to the issuance of the Plan's financial statements and concluded that no additional subsequent events occurred that would require recognition or disclosure in the Plan's financial statements.

NORTHWEST BANK 401(k) PLAN
EIN: 23-2790930
Plan Number: 002

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2022

Identity of issuer, borrower, lessor, or similar party	Description of investments	Cost	Current value
	Money market fund:
Federated Investors, Inc.	Federated Hermes Prime Cash Obligation #851	N/R	$9,670,655
	Mutual funds:
Diamond Hill	Diamond Hill Large Cap Fund Class I	N/R	3,548,071
T. Rowe Price	T. Rowe Price Blue Chip Growth Fund	N/R	11,151,401
T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund	N/R	7,415,615
T. Rowe Price	T. Rowe Price QM U.S. Small-Cap Growth Equity Fund	N/R	4,510,346
JPMorgan	Undiscovered Managers Behavioral Value Fund Class L	N/R	1,414,833
The Vanguard Group	Vanguard 500 Index Fund	N/R	10,173,354
The Vanguard Group	Vanguard Total Stock Market Index	N/R	3,983,842
Victory Capital	Victory Sycamore Established Fund	N/R	3,753,923
Dimensional Fund Advisors	DFA International Core Equity Fund	N/R	1,195,956
Harding International	Harding Loevner International Eq Ins	N/R	1,802,564
JPMorgan	JPMorgan Emerging Markets Equity Fund Class L	N/R	2,069,628
Federated Investors, Inc.	Federated Hermes Total Return Bond Fund	N/R	4,497,674
The Vanguard Group	Vanguard Short Term Investment-Grade Fund	N/R	2,247,817
American Century	American Century One Choice in Retirement	N/R	26,570,514
American Century	American Century One Choice 2025 Fund	N/R	7,957,906
American Century	American Century One Choice 2030 Fund	N/R	21,847,843
American Century	American Century One Choice 2035 Fund	N/R	16,464,230
American Century	American Century One Choice 2040 Fund	N/R	9,958,820
American Century	American Century One Choice 2045 Fund	N/R	9,563,628
American Century	American Century One Choice 2050 Fund	N/R	6,828,299
American Century	American Century One Choice 2055 Fund	N/R	4,613,845
American Century	American Century One Choice 2060 Fund	N/R	1,856,067
American Century	American Century One Choice 2065 Fund	N/R	317,631
	Total mutual funds		163,743,807
	Employer securities:
* Northwest Bancshares, Inc.	Northwest Bancshares, Inc. common stock	N/R	66,134,301

* Plan participants	Loans to participants (530 loans outstanding at 3.5% - 8.5% with maturity dates through 2028)	—	3,525,435
			$243,074,198

N/R	- Participant directed investment, cost not required to be reported
*	- Parties in interest, as defined by ERISA